Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-1 and S-1/A (File No. 333-280863), the Registration Statements on Form S-3 and S-3/A (File No. 333-285543) and the Registration Statements on Form S-8 (File Nos. 333-293284 and 333-279623) of our report dated April 8, 2026 relating to the consolidated financial statements of GameSquare Holdings, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025, and to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Kreston GTA LLP

Markham, Ontario, Canada

April 8, 2026